Exhibit 10(b)

COMMERCIAL CONTRACT - IMPROVED PROPERTY

1.             PARTIES:  Seller agrees to sell and convey to Buyer the Property described in Paragraph 2.  Buyer agrees to buy the Property from Seller for the sales price stated in Paragraph 3.  The parties to this contract are:

Seller:	Colinas Crossing, L.P., a Texas limited partnership
Address:	15111 Luna Road, Suite 165, Dallas, Texas 75234, Attention: Steven A. Means
Phone:	214-269-3001	Fax:	214-956-5544

with copies to:

Pacific Realty Associates, L.P. 15350 S.W. Sequoia Parkway, Suite 300 Portland, Oregon 97224 Attention: F. Michael Nugent Phone: 503-624-6300; Fax: 503-624-7755

and

Ralph G. Santos Patton Boggs, LLP 2001 Ross Avenue Suite 3000 Dallas, Texas 75201 Phone: 214-758-3544; Fax: 214-758-1550

Buyer:	Haggar Clothing Co., a Nevada corporation
Address:	6113 Lemmon Avenue, Dallas, Texas 75209, Attention: Legal Department
Phone:	214-956-4184	Fax:	214-956-4561

with a copy to:

Martha Harris Thompson & Knight LLP 1700 Pacific Avenue Suite 3300 Dallas, Texas 75201 Phone: 214-969-1610; Fax: 214-969-1751

2.             PROPERTY:

A.           “Property” means that real property situated in Dallas County, Texas at (address) and that is legally described on the attached Exhibit A together with:

(1)         all buildings, improvements, and fixtures;

(2)         all rights, privileges, and appurtenances pertaining to the Property, including Seller’s right, title and interest in any minerals, utilities, adjacent streets, alleys, strips, gores, and rights-of-way;

(4)         Seller’s interest in all licenses and permits related to the Property;

(5)         Seller’s interest in all third party warranties or guaranties, if transferable, relating to the Property or any fixtures;

(7)         all Seller’s tangible personal property located on the Property that is used in connection with the Property’s operations, including without limitation, the personal property described on the attached Exhibit B, but not including tools and other maintenance equipment and materials having a total value of less than $1,000.

(Describe any exceptions, reservations, or restrictions in Paragraph 11 or an addendum.)

(If the Property is a condominium, attach condominium addendum.)

3.             SALES PRICE:  At or before closing, Buyer will pay the following sales price for the Property:

A.	Cash portion payable by Buyer at closing		$14,110,000

B.	Sum of all financing described in Paragraph 4	$

C.	Sales price (sum of 3A and 3B)		$14,110,000

4.             N/A

5.             EARNEST MONEY:

A.           Not later than 3 days after the effective date, Buyer must deposit $ 25,000 as earnest money with Allegiance Title Company, Attn:  Alan Edmonson (title company and escrow agent) at 2100 McKinney, Suite 1200, Dallas, Texas  75201 (title company’s address), Buyer will deposit additional earnest money of $75,000 on or before / the expiration of the Inspection Period.  The title company is the escrow agent under this contract.

B.             If Buyer fails to timely deposit the earnest money, Seller may terminate this contract by providing written notice to Buyer before Buyer deposits the earnest money and may exercise Seller’s remedies under Paragraph 15.

C.             Buyer may instruct the escrow agent to deposit the earnest money in an interest bearing account at a federally insured financial institution.  All interest accruing on the earnest money shall become part of the earnest money and shall be disbursed to the party entitled to the earnest money under this contract.

6.             TITLE POLICY, SURVEY, AND UCC SEARCH:

A.           Title Policy:

(1)         Seller, at Seller’s expense, will furnish Buyer an Owner’s Policy of Title Insurance (the title policy) issued by the title company in the amount of the sales price, dated as of the date of  closing, insuring Buyer against loss under the title policy, subject only to:

(a)          those title exceptions permitted by this contract or as may be approved by Buyer in writing; and

(b)         the standard printed exceptions contained in the promulgated form of title policy unless this contract provides otherwise.

(2)         The standard printed exception as to discrepancies, conflicts, or shortages in area and boundary lines, or any encroachment or protrusions, or any overlapping improvements:

☐           (a)           will not be amended or deleted from the title policy.

☒           (b)          will be amended to read “shortages in areas” at the expense of  ☒ Buyer ☐ Seller.

(3)         Buyer may object to any restrictive covenants on the Property within the time required under Paragraph 6D.

(4)         Within 10 days after the effective date, Seller will furnish Buyer a commitment for title insurance (the commitment) including legible copies of recorded documents evidencing title exceptions.  Seller authorizes the title company to deliver the commitment and related documents to Buyer at Buyer’s address.

B.             Survey:

(1)         Within 15 days after the effective date:

☐           (a)           Buyer will obtain a survey of the Property at Buyer’s expense and deliver a copy of the survey to Seller.

☒           (b)          Seller will furnish Buyer a survey of the Property dated after the effective date.

☐           (c)           Seller will deliver a true and correct copy of Seller’s existing survey of the Property dated                                .  Seller, at Seller’s expense:

☐            (i)             will have the existing survey recertified on a date not earlier than                                            .

☐            (ii)          will not have the existing survey recertified.  Seller ☐ will ☐ will not deliver to the title company an affidavit required by the title company for approval of the survey that states that Seller knows of no changes or alterations to the Property as depicted on the survey.

(2)         The survey required under Paragraph 6B(1) must be made by a Registered Professional Land Surveyor acceptable to the title company.  The survey must:

(a)          identify the Property by metes and bounds or platted lot description;

(b)         show that the survey was made and staked on the ground with corners permanently marked;

(c)          set forth the dimensions and total area of the Property;

(d)         show the location of all improvements, highways, streets, roads, railroads, rivers, creeks or other waterways, fences, easements, and rights-of-way on the Property with all easements and rights-of-way referenced to their recording information;

(e)          show any discrepancies or conflicts in boundaries, any visible encroachments, and any portion of the Property lying in a special flood hazard area (an “A” or “V” zone as shown on the current Federal Emergency Management Agency (FEMA) flood insurance rate map); and

(f)            contain the surveyor’s certificate that the survey is true and correct in the form attached as Exhibit C.

C.             UCC Search:

☒            (1)          Within 10 days after the effective date, Seller, at Seller’s expense, will furnish Buyer a Uniform Commercial Code (UCC) search prepared by a reporting service and dated after the effective date.  The search must identify documents that are on file with the Texas Secretary of State and the county where the Property is located that relate to all personal property on the Property and show, as debtor, Seller, i2 Technologies US, Inc. (“i2”), and all other owners of the personal property in the last 5 years.

☐            (2)          Buyer does not require Seller to furnish a UCC search.

D.            Buyer’s Objections to the Commitment, Survey, and UCC Search:

(1)         Within 14 days after Buyer receives the commitment, copies of the documents evidencing title exceptions, any required survey, and any required UCC search, Buyer may object to matters disclosed in the items.

(2)         Seller may, but is not obligated to, cure Buyer’s timely objections within 20 days after Seller receives the objections; provided, however, Seller is obligated to cause the removal of any liens against the Property created by or under Seller and conveyances of interests in the Property made after the effective date hereof (“Mandatory Cure Matters”).  The closing date will be extended as necessary to cure the objections.  If Seller fails to cure the objections by the time required, Buyer may terminate this contract by providing written notice to Seller within 5 days after the time by which Seller must cure the objections.  If Buyer terminates, the earnest money, less any independent consideration under Paragraph 7B(3)(a), will be refunded to Buyer.

(3)         Buyer’s failure to timely object or terminate under this Paragraph 6D is a waiver of Buyer’s right to object except that Buyer will not waive the requirements in Schedule C of the commitment or Seller’s obligation to cure the effects of the Mandatory Cure Matters.

7.              PROPERTY CONDITION:  (Check A or B only.)

☐            A.           Present Condition:  (Check (1) or (2) only.)

☐            (1)          Buyer accepts the Property in its present “as-is” condition.

☐            (2)          Buyer accepts the Property in its present condition except that Seller, at Seller’s expense, will complete the following before closing:

.

☒            B.             Feasibility:

(1)          Delivery of Property Information:  Within 5 days after the effective date, Seller will deliver to Buyer the following items to the extent that the items are in Seller’s possession or are readily available to Seller.  Any item not delivered is deemed not be in Seller’s possession or readily available to Seller.  The items Seller will deliver are:

(c)          a current inventory of all personal property to be conveyed under this contract;

(e)          copies of all current service, maintenance, and management agreements relating to the ownership and operation of the Property (the “Service Contracts”);

(f)            copies of current utility capacity letters from the Property’s water and sewer service provider;

(g)         copies of all current warranties and guaranties relating to all or part of the Property;

(j)             a copy of the “as-built” plans and specifications and plat of the Property;

(k)          copies of all invoices for utilities and repairs incurred by Seller for the Property  for calendar year 2002 and 2003 year-to-date;

(m)       copies of all previous environmental assessments, studies, or analyses made on or relating to the Property.

(n)         real  property tax statements for the Property for the previous 2 calendar years; and       ;

(o)         information regarding the current ad valorem tax contest with respect to the Property.

(2)          Inspections, Studies or Assessments:

(a)          Within 60 days after the effective date (the “Inspection Period”), Buyer, at Buyer’s expense, may complete or cause to be completed inspections, studies, or assessments of the Property, including all improvements and fixtures.  Inspections, studies, or assessments may include, but are not limited to:

(i)             physical property inspections (for example, structural, pest control, mechanical, structural, electrical, and plumbing inspections);

(ii)          economic feasibility studies;

(iii)       environmental assessments (for example, soil tests, air sampling, and paint sampling);

(iv)      engineering studies; and

(v)         compliance inspections (for example, compliance determination with zoning ordinances, restrictions, building codes, and statutes).

(b)         Seller, at Seller’s expense, will turn on all utilities necessary for Buyer to make inspections, studies, or assessments.

(c)          Buyer must:

(i)             employ only trained and qualified inspectors and assessors;

(ii)          notify Seller, in advance, of when the inspections or assessors will be on the Property;

(iii)       abide by any reasonable entry rules or requirements that Seller may require;

(iv)      not interfere with existing operations or occupants of the Property; and

(v)         restore the Property to its original condition if altered due to inspections, studies, or assessments that Buyer completes or causes to be completed.

(d)         Except for those matters that arise from the negligence of Seller or Seller’s agents, Buyer is responsible for any claim, liability, encumbrance, cause of action, and expenses resulting from Buyer’s inspections, studies, or assessments, including any property damage or personal injury.  Buyer will indemnify, hold harmless, and defend Seller and Seller’s agents against any claim involving a matter for which Buyer is responsible under this paragraph.  Notwithstanding the foregoing, Buyer’s indemnification obligation shall not extend to or cover any claims, liabilities, causes of action or expense arising out of the discovery of hazardous substances or materials, nor shall it cover any diminution in the value of the Property as a consequence of the results revealed by the Buyer’s tests and inspections.  Prior to closing, Buyer shall not disclose any information to third parties regarding the environmental condition of the Property, or provide any environmental assessment of the Property to any third parties, without the prior written authorization of Seller.  If applicable laws require disclosure of any matter relating to the environmental condition of the Property, Buyer shall advise Seller of such requirement but Seller shall be responsible for complying with such requirement.  This paragraph survives termination of this contract.

(3)          Feasibility Periods and Right to Terminate:  Buyer may terminate this contract for any reason prior to the expiration of the Inspection Period  by providing Seller with written notice of termination. If Buyer does not terminate within the time required, Buyer accepts the Property in its present “as is” condition.  See Addendum of Additional terms for additional provisions regarding termination.  (Check only one box.)

☒            (a)          If Buyer terminates under this Paragraph 7B(3), the earnest money will be refunded to Buyer less $ 100 that Seller will retain as independent consideration for Buyer’s right to terminate.  Buyer has tendered the independent consideration to Seller upon payment of the full amount specified in Paragraph 5 to the escrow agent.  The independent consideration is to be credited to the sales price only upon closing of the sale.

☐            (b)         Buyer has paid Seller $                                       as independent consideration for Buyer’s right to terminate by tendering such amount directly to Seller or Seller’s agent.  If Buyer terminates under this Paragraph 7B(3), the earnest money will be refunded to Buyer and Seller will retain the independent consideration.  The independent consideration ☐ will ☐ will not be credited to the sales price upon closing of the sale.

(4)          Return of Property Information:  If this contract terminates for any reason, Buyer will, not later than 10 days after the termination date: (i) return to Seller all those items described in Paragraph 7B(1) that Seller delivered to Buyer and all copies that Buyer made of those items; and (ii) deliver copies of all inspection and assessment reports (excluding economic feasibility studies) related to the Property that Buyer completed or caused to be completed, all of which shall be accepted by Seller without recourse to, or representation by, Buyer.  This Paragraph 7B(4) survives termination of this contract.

(5)          Contract Affecting Operations: Seller may not enter into, amend, or terminate any  contract that affects the operations of the Property without Buyer’s prior written approval unless such contract can be terminated prior to the closing date or upon 30 days written notice.

8.              BROKERS:

A.           The brokers to this sale are:

N/A		The Staubach Company
Cooperating Broker	License No.	Principal Broker	License No.

15601 Dallas Parkway, Suite 400, Addison, TX 75001
Address		Address

972-361-5208
Phone	Fax	Phone	Fax

Cooperating Broker represents buyer.	Principal Broker: (Check only one box)
☐ represents Seller only.
☒ represents Buyer only.
☐ is an intermediary between Seller and Buyer.

B.             Fees:  (Check only one box.)

☐            (1)          Seller will pay Principal Broker the fee specified by separate written commission agreement between Principal Broker and Seller.  Principal Broker will pay Cooperating Broker the fee specified in the Agreement Between Brokers found below the parties’ signatures to this contract.

☒            (2)          At the closing of this sale, Seller will pay:

Cooperating Broker a total cash fee of:	Principal Broker a total cash fee of:
☐ % of the sales price.	☒ 4.5% of the sales price, plus
☐ .	☒ $200,000.

The cash fees will be paid in Dallas County, Texas.  Seller authorizes escrow agent to pay the brokers from the Seller’s proceeds at closing.  Such commission shall not be earned or payable unless and until the closing actually occurs and shall be in lieu of any compensation payable to Principal Broker by i2 Technologies, Inc.

NOTICE:  Chapter 62, Texas Property Code, authorizes a broker to secure an earned commission with a lien against the Property.

C.             The parties may not amend this Paragraph 8 without the written consent of the brokers affected by the amendment.

9.              CLOSING:

A.           The closing of the sale will be on or before the earlier of (i) July 31, 2003 or (ii) the date which is five (5) days after the closing of the sale of the Lemmon Avenue Property (as hereinafter defined) to the Lemmon Avenue Buyer (as hereafter defined)                  (the closing date).  If either party fails to close by the closing date, the non-defaulting party may exercise the remedies in Paragraph 15.

B.             At closing, Seller will execute and deliver, at Seller’s expense, a  ☐ general  ☒  special warranty deed.  The deed must include a vendor’s lien if any part of the sales price is financed.  The deed must convey good and indefeasible title to the Property and show no exceptions other than those permitted under Paragraph 6 or other provisions of this contract.  Seller must convey the Property at closing:

(1)          with no liens, assessments, or Uniform Commercial Code or other security interests against the Property which will not be satisfied out of the sales price unless securing loans Buyer assumes;

(2)          without any assumed loans in default; and

(3)          with no persons in possession of any part of the Property as lessees, tenants at sufferance, or trespassers.

C.             At closing, Seller, at Seller’s expense, will also deliver:

(1)          tax statements showing no delinquent taxes on the Property;

(2)          a bill of sale with warranties to title conveying title, free and clear of all liens, to any personal property defined as part of the Property in Paragraph 2 or sold under this contract;

(4)          to the extent that the following items are assignable, an assignment to Buyer of the following items as they relate to the Property or its operations:

(a)          licenses and permits;

(b)         maintenance, management, and other contracts; and

(c)          warranties and guaranties;

(6)          evidence that the person executing this contract is legally capable and authorized to bind Seller; and

(7)          any notices, statements, certificates, affidavits, releases, and other documents required by this contract, the commitment, or law necessary for the closing of the sale and the issuance of the title policy, all of which must be completed and executed by Seller as necessary to satisfy the Title Company, subject, however, to Seller’s approval in each case, which approval will not be unreasonably withheld.

D.            At closing, Buyer will:

(1)          pay the sales price in good funds acceptable to the escrow agent;

(3)          execute and deliver any notices, statements, certificates, or other documents required by this contract or law necessary to close the sale.

(4)          execute and deliver written confirmation that Buyer has received a copy of the Declaration of Covenants, Conditions and Restrictions (“CCRs”) dated April 6, 1994, executed by Park West/Fairview Associates and recorded at Volume 94066, Page 6090 of the Real Property Records of Dallas County, Texas, as heretofore supplemented by that certain Supplemental Declaration recorded at Volume 97231, Page 731 of the Real Property Records of Dallas County, Texas, and the three amendments of the CCRs.

E.              Unless the parties agree otherwise, the closing documents will be as found in the basic forms in the current edition of the State Bar of Texas Real Estate Forms Manual without any additional clauses.

10.       POSSESSION:  Seller will deliver possession of the Property to Buyer upon closing and funding of this sale in its present condition, ordinary wear and tear excepted.  Until closing, Seller will operate the Property in the same manner as on the effective date and will not transfer or dispose of any of the personal property described in Paragraph 2B or sold under this contract.  Any possession by Buyer before closing or by Seller after closing that is not authorized by a separate written lease agreement is a landlord-tenant at sufferance relationship between the parties,

11.       SPECIAL PROVISIONS:  (Identify exhibit if special provisions are contained in an attachment.)

A.           See Addendum of Additional Terms.

B.             Buyer acknowledges that Seller has disclosed to Buyer that Seller intends to contest the 2003 ad valorem taxes for the Property.  See the Addendum of Additional Terms attached hereto for additional provisions concerning such contest.

C.             The deed conveying the Property to Buyer shall require that one monument sign (but not both monument signs) on the street entrance to the Property retain the name “Two Colinas Crossing” (though such requirement shall not restrict Buyer’s rights to building signage on the Property so long as signage complies with the requirements of the CCRs).  Prior to the end of the Inspection Period, the parties will mutually agree as to all of Buyer’s signage requirements.  The name and logo of Buyer may be placed on both monument signs.  As between the name “Two Colinas Crossing” and the name and logo of Buyer, the name and logo of Buyer will be more prominent.  The costs to remove the i2 name and logo and add the name and logo of Buyer shall be borne by Buyer.  The costs to remove, relocate and/or add the “Two Colinas Crossing” name shall be borne by Seller.

12.       SALES EXPENSES:

A.           Seller’s Expenses: Seller will pay for the following at or before closing:

(1)          releases of existing liens, other than those liens assumed by Buyer, including prepayment penalties and recording fees;

(2)          release of Seller’s loan liability, if applicable;

(3)          tax statements or certificates;

(4)          preparation of the deed and any bill of sale;

(5)          one-half of any escrow fee (such one-half not to exceed $500);

(6)          costs to record any documents to cure title objections that Seller must cure; and

(7)          other expenses that Seller will pay under other provisions of this contract.

B.             Buyer’s Expenses:  Buyer will pay for the following at or before closing:

(1)          all loan expenses (for example, application fees, origination fees, discount fees, buy-down fees, commitment fees, appraisal fees, assumption fees, recording fees, tax service fees, mortgagee title policy expenses, credit report fees, document preparation fees, interest expense that Buyer’s lender requires Buyer to pay at closing, loan related inspection fees, amortization schedule fees, courier fees, underwriting fees, wire transfer fees, and other fees required by Buyer’s lender);

(2)          preparation fees of any deed of trust,

(3)          recording fees for the deed and any deed of trust;

(4)          premiums for flood and hazard insurance as may be required by Buyer’s lender;

(5)          one-half of any escrow fee;

(6)          copy and delivery fees for delivery of the title commitment and related documents; and

(7)          other expenses that Buyer will pay under other provisions of this contract.

13.       PRORATIONS, ROLLBACK TAXES, ESTOPPEL CERTIFICATES, RENT, AND DEPOSITS:

A.           Prorations:

(1)          taxes and assessments by the property owner’s association will be prorated through the closing date.

(2)          If the amount of ad valorem taxes for the year in which the sale closes is not available on the closing date, taxes will be prorated on the basis of taxes assessed in the previous year.  If the taxes for the year in which the sale closes vary from the amount prorated at closing, the parties will adjust the prorations when the tax statements for the year in which the sale closes become available.  This Paragraph 13A(2) survives closing.

B.             Rollback Taxes:  If Seller changes the use of the Property before closing or if a denial of a special valuation on the Property claimed by Seller results in the assessment of additional taxes, penalties, or interest (assessments) for periods before closing, the assessments will be the obligation of Seller.  If this sale or Buyer’s use of the Property after closing results in additional assessments for periods before closing, the assessments will be the obligation of Buyer.  This Paragraph 13B survives closing.

14.       CASUALTY LOSS AND CONDEMNATION:

A.           If any part of the Property is damaged or destroyed by fire or other casualty after the effective date, at Buyer’s election, Seller must restore the Property to its previous condition as soon as reasonably possible and not later than the closing date or Buyer may:

(1)          terminate this contract and the earnest money, less any independent consideration under Paragraph 7B(3)(a), will be refunded to Buyer; or

(3)          accept at closing: (i) the Property in its damaged condition; (ii) an assignment of any insurance proceeds Seller is entitled to receive along with the insurer’s consent to the assignment; and (iii) a credit to the sales price on the amount of any unpaid deductible under the policy for the loss.

Buyer agrees that if (x) the damage is less than $250,000, (y) the damage can be repaired within 90 days, and (z) Seller commits to perform such repairs in a good a workmanlike manner (using available insurance proceeds) within such 90 days after the damage occurs, then Buyer will not have the right to terminate this contract by reason of the damage, but will have the right to require that Seller restore the Property to its previous condition.

B.             If before closing, condemnation proceedings are commenced against any part of the Property that will adversely affect Buyer’s ability to use the Property for its intended purposes, Buyer may:

(1)          terminate this contract by providing written notice to Seller within 15 days after Buyer is advised of the condemnation proceedings and the earnest money, less any independent consideration under Paragraph 7B(3)(a), will be refunded to Buyer; or

(2)          appear and defend the condemnation proceedings and any award will, at Buyer’s election, belong to:

(a)          Seller and the sales price will be reduced by the same amount; or

(b)         Buyer and the sales price will not be reduced.

Seller represents that it has no knowledge of any pending or threatened condemnation affecting the Property and that it has received no notice of any such condemnation.

15.       DEFAULT:

A.           If Buyer fails to comply with this contract, Buyer is in default and Seller, as its sole remedy, may:

(1)          terminate this contract and receive the earnest money as liquidated damages, thereby releasing the parties from this contract; or

(2)          as provided in the Addendum of Additional Terms attached hereto and subject to the conditions set forth therein, enforce specific performance.

C.             If Seller fails to comply with this contract, Seller is in default and Buyer, as its sole remedy, may:

(1)          terminate this contract and receive the earnest money less any independent consideration under Paragraph 7B(3)(a) as liquidated damages thereby releasing the parties from this contract; or

(2)          enforce specific performance.

16.       ATTORNEY’S FEES:  If Buyer, Seller, any broker, or any escrow agent is a prevailing party in any legal proceeding brought under or with relation to this contract or this transaction, such party is entitled to recover from the non-prevailing parties all costs of such proceeding and reasonable attorney’s fees.  This Paragraph 16 survives termination of this contract.

17.       ESCROW:

A.           At closing, the earnest money will be applied to the sales price.

B.             If both parties make written demand for the earnest money, escrow agent may require payment of unpaid expenses incurred on behalf of the parties and a written release of liability of escrow agent from all parties.

C.             If one party makes written demand for the earnest money, escrow agent will give notice of the demand by providing to the other party a copy of the demand.  If escrow agent does not receive written objection to the demand from the other party within 30 days after the date escrow agent sent the demand to the other party, escrow agent may disburse the earnest money to the party making demand, reduced by the amount of unpaid expenses incurred on behalf of the party receiving the earnest money and escrow agent may pay the same to the creditors.

D.            Escrow agent will deduct any independent consideration under Paragraph 7B(3)(a) before disbursing any earnest money to Buyer and will pay the independent consideration to Seller.

E.              If escrow agent complies with this Paragraph 17, each party hereby releases escrow agent from all claims related to the disbursal of the earnest money.

F.              Notices under this Paragraph 17 must be sent by certified mail, return receipt requested.  Notices to escrow agent are effective upon receipt by escrow agent.

18.       MATERIAL FACTS:  N/A

19.       NOTICES:  All notices between the parties under this contract must be in writing and are effective when hand-delivered, mailed by certified mail return receipt requested, or sent by facsimile transmission to the parties addresses or facsimile numbers stated in Paragraph 1.  The parties will send copies of any notices to the broker representing the party to whom the notices are sent but failure to do so shall not be a default under this Contract.

20.       FEDERAL TAX REQUIREMENT:  If Seller is a “foreign person” as defined by applicable law, or if Seller fails to deliver at closing an affidavit that Seller is not a foreign person, then Buyer will withhold from the sales proceeds at closing an amount sufficient to comply with applicable tax law and deliver the amount withheld to the Internal Revenue Service (IRS), together with appropriate tax forms.  IRS regulations require filing written reports if currency in excess of specified amounts is received in the transaction.

21.       DISPUTE RESOLUTION:  The parties agree to negotiate in good faith in an effort to resolve any dispute related to this contract that may arise.  If the dispute cannot be resolved by negotiation, the parties will submit the dispute to mediation before resorting to arbitration or litigation and will equally share the costs of a mutually acceptable mediator.  This paragraph survives termination of this contract.  This paragraph does not preclude a party from seeking equitable relief from a court of competent jurisdiction.  The parties have no obligation to submit the dispute to arbitration.

22.       AGREEMENT OF THE PARTIES:

A.           This contract is binding on the parties, their heirs, executors, representatives, successors, and permitted assigns.

B.             This contract is to be construed in accordance with the laws of the State of Texas.

C.             This contract contains the entire agreement of the parties and may not be changed except in writing signed by both parties.

D.            If this contract is executed in a number of identical counterparts, each counterpart is an original and all counterparts, collectively, constitute one agreement.

E.              Buyer  ☒ may  ☐ may not assign this contract, but only to an affiliate of Buyer or to another party agreeing to facilitate a tax free exchange of the Property for other property owned by Buyer.  If Buyer assigns this contract, Buyer will not be relieved of any future liability under this contract.

F.              Addenda which are part of this contract are: (Check all that apply.)

☐            (1)          Property Description Exhibit identified in Paragraph 2;

☐            (2)          Condominium Addendum;

☐            (3)          Financing Addendum;

☐            (4)          Commercial Property Condition Statement;

☐            (5)          Addendum for Seller’s Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards;

☐            (6)          Notice to Purchaser of Real Property in a Water District (MUD);

☐            (7)          Addendum for Coastal Area Property;

☐            (8)          Addendum for Property Located Seaward of the Gulf Intracoastal Waterway; and

☒            (9)          Addendum of Additional Terms.

(Note:  Counsel for the Texas Association of REALTORS® (TAR) has determined that any of the foregoing addendum which are promulgated by the Texas Real Estate Commission (TREC) or published by TAR are appropriate for use with this form).

23.       TIME: Time is of the essence in this contract.  The parties require strict compliance with the times for performance.  If the last day to perform under a provision of this contract falls on a Saturday, Sunday, or legal holiday, the time for performance is extended until the end of the next day which is not a Saturday, Sunday, or legal holiday.

24.       EFFECTIVE DATE: The effective date of this contract for the purpose of performance of all obligations is the date the escrow agent receipts this contract after all parties execute this contract.

25.       ADDITIONAL NOTICES:

A.           Buyer should have an abstract covering the Property examined by an attorney of Buyer’s selection, or Buyer should be furnished with or obtain a title policy.

B.             If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49, Texas Water Code, requires Seller to deliver and Buyer to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fees of the district before final execution of this contract.

C.             If the Property adjoins or shares a common boundary with the tidally influenced submerged lands of the state, §33.135, Texas Natural Resources Code, requires a notice regarding coastal area property to be included as part of this contract.

D.            If the Property is located seaward of the Gulf Intracoastal Waterway, §61.025, Texas Natural Resources Code, requires a notice regarding the seaward location of the Property to be included as part of this contract.

E.              If the Property is located outside the limits of a municipality, the Property may now or later be included in the extra-territorial jurisdiction (ETJ) of a municipality and may now or later be subject to annexation by the municipality.  Each municipality maintains a map that depicts its boundaries and ETJ.  To determine if the Property is located within a municipality’s ETJ, Buyer should contact all municipalities located in the general proximity of the Property for further information.

F.              If apartments or other residential units are on the Property and the units were built before 1978, federal law requires a lead-based paint and hazard disclosure statement to be made part of this contract.

G.             Brokers are not qualified to perform property inspections, surveys, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations, or laws.  Buyer should seek experts to perform such services.  Selection of experts, inspectors, and repairmen is the responsibility of Buyer and not the brokers.

26.       CONTRACT AS OFFER: The execution of this contract by the first party constitutes an offer to buy or sell the Property.  Unless the other party accepts the offer by 5:00 p.m., in the time zone in which the Property is located, on May            the offer will lapse and become null and void.

READ THIS CONTRACT CAREFULLY.  The brokers and agents make no representation or recommendation as to the legal sufficiency, legal effect, or tax consequences of this document or transaction.  CONSULT your attorney BEFORE signing.

Buyer’s		Seller’s
Attorney is		Attorney is	Steven A. Means Interests, Inc., a general partner

Buyer: HAGGAR CLOTHING CO., a Nevada corporation		Seller: COLINAS CROSSING, L.P., a Texas limited partnership

By:	/s/ Frank D. Bracken	By:	/s/ Steven A. Means

Printed Name:	Frank D. Bracken	Printed Name:	Steven A. Means

Title:	President and Chief Operating Officer	Title:	President

Date:	May 8, 2003	Date:	May 9, 2003

Buyer:		Seller:

By:		By:

Printed Name:		Printed Name:

Title:		Title:

AGREEMENT OF BROKER

Principal Broker agrees to the terms set forth in Section 8 of this Contract as being the correct statement of the agreement between Seller and the Principal Broker regarding Principal Broker’s fee.  This Agreement of Broker supersedes any prior offers and agreements for compensation of Principal Broker.

The Staubach Co.
Principal Broker

By:	By:	/s/ Paul Whitman

ESCROW RECEIPT

Escrow Agent acknowledges receipt of:

☒            A.           the contract on this day May 9, 2003 (effective date);

☒            B.             earnest money in the amount of $ 25,000 in the form of Company check on May 12, 2003.

Escrow Agent: Allegiance Title Company		Address: 2100 McKinney, Suite 1200
Dallas, Texas 75201
By:	/s/ Nancy Colaluca	Phone: 214-954-5444
Fax: 214-954-5502

EXHIBIT A

LEGAL DESCRIPTION OF LAND

TRACT 2

BEING a tract of land situated in the William P. Shahan Survey, Abstract No. 1337 and being part of Lot 4, Block 2, Park West Phase III Addition, an addition to the City of Farmers Branch as recorded in Volume 87112, Page 5310, Deed Records, Dallas County, Texas, and all of Lot 3, Block A, Doubletree Club Hotel at Colinas Crossing Addition, an addition to the City of Farmers Branch as recorded in Volume 98242, Page 29, Deed Records, Dallas County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a point in the west line of Luna Road (a variable width R.O.W.), said point being S00°52’07” W, a distance of 1399.88 feet to the north right-of-way line of Royal Lane (a 100’ R.O.W.);

THENCE N89°07’53” W, a distance of 643.11 feet to a point for corner, said point being on the east line of Farmers Branch Creek (an impoundment easement recorded in Volume 87112, Page 5310);

THENCE along the east line of Farmers Branch Creek the following:

N06°30’00” E a distance of 221.75 feet to a point for corner;

NORTH a distance of 409.57 feet to a point for corner;

THENCE S89°07’53” E, departing the east line of said Farmers Branch Creek, a distance of 627.56 feet to a point for corner, said point being on the west right-of-way line of said Luna Road;

THENCE S00°52’07” W, continuing along the west right-of-way line of said Luna Road, a distance of 630.20 feet to the Point of Beginning and containing 9.074 acres of land.

Basis of Bearings:

Final Plat of Park West Phase III

City of Farmers Branch, Texas

Vol. 87112, Page 5310 D.R.D.C.T.

EXHIBIT B

List of Personal Property

1.               See AudioVisual. Inventory attached.

2.               See Furniture Inventory attached.

3.               Kitchen equipment presently on site.

4.               Information technology equipment presently on site.

Two i2 Place Audio Visual Inventory

Qty.	Office Location	Location	Manufacture	Model #	Description	Value
Brazil Conference Room
1	LNA2	Brazil Conference Rm.	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Brazil Conference Rm.	Epson	7700p	Ceiling mounted LCD projector	$3,999.00
1	LNA2	Brazil Conference Rm.	Panasonic	Pro Line	VCR	$100.00
1	LNA2	Brazil Conference Rm.	TOA	A903MK2	Eight input amp	$250.00
1	LNA2	Brazil Conference Rm.	AMX	VPX-GS	View Point touch panel wireless remote	$1,000.00
1	LNA2	Brazil Conference Rm.	AMX	AXB-VOL3	3 Channel Volume Control
1	LNA2	Brazil Conference Rm.	AMX	UPC-20	Universal Power Controller
					Subtotal:	$5,649.00
China Conference Room
1	LNA2	China Conference Rm.	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	China Conference Rm.	Espon	7700p	Ceiling mounted LCD projector	$3,999.00
1	LNA2	China Conference Rm.	Panasonic	Pro Line	VCR	$100.00
1	LNA2	China Conference Rm.	TOA	A903MK2	Eight input amp	$250.00
1	LNA2	China Conference Rm.	AMX	VPX-GS	View Point touch panel wireless remote	$1,000.00
1	LNA2	China Conference Rm.	AMX	AXB-VOL3	3 Channel Volume Control
1	LNA2	China Conference Rm.	AMX	UPC-20	Universal Power Controller
					Subtotal:	$5,649.00
America Conference Room
1	LNA2	America Conference Rm.	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	America Conference Rm.	Sharp	XG-NV6XU	Ceiling mounted LCD projector	$3,200.00
1	LNA2	America Conference Rm.	Panasonic	Pro Line	VCR	$100.00
1	LNA2	America Conference Rm.	TOA	A903MK2	Eight input amp	$250.00
1	LNA2	America Conference Rm.	AMX	VPX-GS	View Point touch panel wireless remote	$1,000.00
1	LNA2	America Conference Rm.	AMX	AXB-VOL3	3 Channel Volume Control
1	LNA2	America Conference Rm.	AMX	UPC-20	Universal Power Controller
					Subtotal:	$4,850.00
The Vista Conference Room
1	LNA2	The Vista Conference Rm.	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	The Vista Conference Rm.	Sharp	XG-NV6XU	Ceiling mounted LCD projector	$3,200.00
1	LNA2	The Vista Conference Rm.	Panasonic	Pro Line	VCR	$100.00
1	LNA2	The Vista Conference Rm.	TOA	A903MK2	Eight input amp	$250.00
1	LNA2	The Vista Conference Rm.	AMX	VPX-GS	View Point touch panel wireless remote	$1,000.00
1	LNA2	The Vista Conference Rm.	AMX	AXB-VOL3	3 Channel Volume Control
1	LNA2	The Vista Conference Rm.	AMX	UPC-20	Universal Power Controller
					Subtotal:	$4,850.00
The Austria Conference Room
1	LNA2	Austria Conference Rm.	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Austria Conference Rm.	Sharp	XG-NV6XU	Ceiling mounted LCD projector	$3,200.00
1	LNA2	Austria Conference Rm.	Panasonic	Pro Line	VCR	$100.00
1	LNA2	Austria Conference Rm.	TOA	A903MK2	Eight input amp	$250.00
1	LNA2	Austria Conference Rm.	AMX	VPX-GS	View Point touch panel wireless remote	$1,000.00
1	LNA2	Austria Conference Rm.	AMX	AXB-VOL3	3 Channel Volume Control
1	LNA2	Austria Conference Rm.	AMX	UPC-20	Universal Power Controller
					Subtotal:	$4,850.00
The Panarama Conference Room
1	LNA2	Panarama Conference Rm.	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Panarama Conference Rm.	Sharp	XG-NV6XU	Ceiling mounted LCD projector	$3,200.00
1	LNA2	Panarama Conference Rm.	Panasonic	Pro Line	VCR	$100.00
1	LNA2	Panarama Conference Rm.	TOA	A903MK2	Eight input amp	$250.00
1	LNA2	Panarama Conference Rm.	AMX	VPX-GS	View Point touch panel wireless remote	$1,000.00
1	LNA2	Panarama Conference Rm.	AMX	AXB-VOL3	3 Channel Volume Control
1	LNA2	Panarama Conference Rm.	AMX	UPC-20	Universal Power Controller
					Subtotal:	$4,850.00
The India Conference Room
1	LNA2	The India Conference Rm.	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	The India Conference Rm.	Sharp	XG-NV6XU	Ceiling mounted LCD projector	$3,200.00
1	LNA2	The India Conference Rm.	Panasonic	Pro Line	VCR	$100.00
1	LNA2	The India Conference Rm.	TOA	A903MK2	Eight input amp	$250.00
1	LNA2	The India Conference Rm.	AMX	VPX-GS	View Point touch panel wireless remote	$1,000.00
1	LNA2	The India Conference Rm.	AMX	AXB-VOL3	3 Channel Volume Control
1	LNA2	The India Conference Rm.	AMX	UPC-20	Universal Power Controller
					Subtotal:	$4,850.00

Conference Rooms with Screens
1	LNA2	Denmark Conference Room	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Canada Conference Room	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Norway Conference Room	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 2050	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 2048	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 2126	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 2128	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 2169	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 3050	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 3048	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 3126	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 3128	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 3169	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 4050	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 4026	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 4126	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 4128	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 4169	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 5050	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 5026	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 5126	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 5128	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 5169	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 5169	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 6126	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 6128	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00
1	LNA2	Team Room 6169	DaLite	Cosmopolitian	84x84 Matte White Projection Screen	$300.00

					Subtotal:	$8,100.00

					Total:	$43,648.00

FURNITURE INVENTORY

	Floor						Total
Item Description	1	2	3	4	5	6
Kidney Shape Desk	32	58	78	112	115	110	505
Aeron Chair	38	93	134	132	138	138	673
Stool	29	56	77	115	131	128	536
Pedistal Drawer File	33	61	86	120	126	121	547
Overhead Unit	64	126	163	253	253	233	1092
Shelf Unit	31	60	86	120	122	116	535
Work Surface	37	89	133	122	127	124	632
Conferece Table	19	8	18	14	10	9	78
Conference Chair	99	59	58	75	49	76	416
Guest Chair	81	10	40	24	45	37	237
AV Cabinet	1	1	1	4	4	4	15
Lateral Files	14	6	9	7	11	13	60
Book Case	0	4	0	2	0	3	9
Lounge Chairs	9	14	15	15	20	28	101
Task Chairs (not Aeron)	3	12	0	0	0	3	18
Table	20	11	3	0	0	0	34
Workstation	5	28	47	2	3	2	87
Rolling Whiteboard	0	2	2	0	0	3	7
Tower File Cabinet	4	28	45	2	2	2	83
Bar Stool	4	4	5	0	0	0	13

EXHIBIT C

The certification, manually signed and sealed by the surveyor, which must be in substantially the following form:

“To: Colinas Crossing, L.P.; Haggar Clothing Co.; Allegiance Title Company; and [Underwriter]

I hereby certify that on the           day of                    , 2003:

a.               this survey was made on the ground as per the field notes shown on this survey and correctly shows (i) the boundaries and areas of the subject property and the size, location and type of buildings and improvements thereon (if any) and the distance therefrom to the nearest facing exterior property lines of the subject property; (ii) the location of all rights-of-way, easements and any other matters of record (or of which I have knowledge or have been advised, whether or not of record) affecting the subject property; (iii) all abutting dedicated public streets providing access to the subject property together with the width and name thereof; and (iv) all other significant items on the subject property;

b.              except as shown on the survey, there are no (i) encroachments upon the subject property by improvements on adjacent property, (ii) encroachments on adjacent property, streets or alleys by any improvements on the subject property, (iii) encroachments by improvements onto easements located on the subject property (iv) party walls, or (v) conflicts or protrusions;

c.               adequate ingress to and egress from the subject property is provided by (name of streets), the same being paved, dedicated public right(s)-of-way maintained by (name of maintaining authority);

d.              all required building set back lines on the subject property are located as shown hereon;

e.               no part of the subject property lies within a flood plain or flood prone area or a flood way of any body of water; and

f.                 this survey (i) conforms to the current standards promulgated by the Texas Board of Professional Land Surveying; and (ii) conforms to the current Texas Society of Professional Surveyors Standards and Specifications for a Category 1A, Condition II Survey.

(Signature of Surveyor)

Registered Public Land Surveyor

Registration No. ”

(Name, address, telephone number and job number of Surveyor).

ADDENDUM OF ADDITIONAL TERMS

This Addendum of Additional Terms (this “Addendum”) is attached to and made a part of that certain Commercial Contract-Improved Property between Colinas Crossing L.P., as Seller, and Haggar Clothing Co., as Buyer (this “Contract”).

1.               Sale of Lemmon Avenue Facility.  Buyer has entered into a contract (the “Lemmon Avenue Contract”) to sell its corporate headquarters at 6113 Lemmon Avenue in Dallas, Texas (the “Lemmon Avenue Property”).   The buyer under the Lemmon Avenue Contract is referred to herein as the “Lemmon Avenue Buyer”.  It is understood that Buyer has retained the unilateral right to terminate the Lemmon Avenue Contract for any reason or no reason, but prior to the end of the Inspection Period such unilateral right will expire, whereupon Buyer will promptly notify Seller that Buyer no longer has such unilateral right.  Thereafter, the Lemmon Avenue Buyer will continue to have a right for a period of time to unilaterally terminate the Lemmon Avenue Contract.  If, however, the Lemmon Avenue Contract is not terminated and the Lemmon Avenue Buyer completes the purchase of the Lemmon Avenue Property, but Buyer fails to complete the purchase of the Property under this Contract for any reason other than Seller’s default or a permitted termination pursuant to other express provisions of this Contract, then (and only then) Seller shall have the right to enforce Buyer’s obligation to purchase the Property by an action for specific performance.

2.               As-Is.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CONTRACT, IT IS UNDERSTOOD AND AGREED THAT THE PROPERTY IS BEING SOLD AND CONVEYED “AS IS” WITH ANY AND ALL FAULTS WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY SELLER EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DEED AND BILL OF SALE TO BE DELIVERED AT CLOSING.

3.               Representations and Warranties of Seller.  Seller hereby represents and warrants the following to Buyer, which representations and warranties shall be deemed also made by Seller to Buyer as of the closing date:

(a)          Effective as of the earlier of (x) May 30, 2003 or (y) the date the i2 Lease Termination Agreement (hereafter defined) is executed, (i) the i2 Lease is terminated, (ii) i2 has no further right to occupy the Property, (iii) i2 has conveyed to Seller and Seller is in possession of the personal property described on Exhibit B, and (iv) Seller owns the personal property described on Exhibit B free and clear of any liens or encumbrances.

(b)         There are no leases affecting the Property and no parties in possession of the Property except for Seller’s management office, which lease will be terminated and vacated prior to closing.

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(c)          This Contract is a valid and binding obligation of the Seller.  No authorizations or approvals, whether of governmental bodies or otherwise will be necessary in order for Seller to enter into and perform this Contract.  Neither the execution and delivery of this Contract nor the consummation of the transactions contemplated hereunder will, to the best of Seller’s knowledge, conflict with or result in the breach of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller.

(d)         Seller is not aware of any pending or threatened litigation, condemnation or assessment affecting the Property.

4.               Service Contracts.  Prior to the end of the Inspection Period, Buyer shall identify to Seller those Service Contracts which it desires to be terminated and those which it desires to assume as of the closing date, provided the same are assumable (“Surviving Contracts”).  Seller will cause those designated for termination to be terminated as of the closing date.  All payments due or previously made under any Surviving Contract shall be prorated as of the closing date.

5.               Survival.  Any right of action of Buyer for the breach by Seller of any representation, warranty or covenant contained herein shall not merge with the deed delivered at closing but shall survive the closing.  Any suit by Buyer for any breach by Seller of any representation, warranty or covenant contained herein must be filed on or before one year after the closing date or shall be forever barred.  Additionally, all agreements and indemnities of Seller and Buyer set forth in this Contract shall, to the extent not consummated at closing, survive the closing of the transaction contemplated by this Contract.

6.               Conflict.  If a conflict arises between the provisions of this Addendum and any other part of this Contract, this Addendum shall modify and supersede such other part of this Contract to the extent necessary to eliminate any such conflict but no further.  All terms which are defined in this Contract shall have the same meaning when used in this Addendum and vice versa, unless otherwise defined herein.

7.               Confidentiality.  Prior to closing, Seller and Buyer each agree to make no public announcement of the transaction which is the subject of this Contract and each further agrees to use its good faith efforts to keep such transaction confidential, except that the parties may disclose the transaction and its terms to their respective attorneys, accountants, lenders and investors.  After closing, Seller or Buyer shall have the right to make a public announcement of the transaction; provided, however such public announcement shall not include the amount of the purchase price or the amount of the termination fee paid by i2, which amounts shall remain confidential in all respects (except in connection with any contest of the ad valorem taxes for the Property and as required by applicable laws and regulations, including, without limitation, those promulgated by the Securities and Exchange Commission).

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8.               Further Agreements by Seller.  Seller agrees to indemnify and hold Buyer harmless from and against, and to reimburse Buyer with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Buyer by reason of or arising out of the ownership, maintenance and/or operation of the Property prior to the closing date.

9.               Further Agreements by Buyer.  Buyer agrees to indemnify and hold Seller harmless from and against, and to reimburse Seller with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Seller by reason of or arising out of the ownership, maintenance and/or operation of the Property on or subsequent to the closing date.

10.         Section 1031 Exchange.  Either party (“exchanging party”) may consummate the purchase of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (a) the closing shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Contract; (b) the exchanging party shall effect the Exchange through an assignment of this Contract, or its rights under the Contract, to a qualified intermediary and the other party (“accommodating party”) shall not be required to take an assignment of the acquisition agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (c) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the exchanging party or the accommodating party had the exchanging party not consummated its purchase through the Exchange.  The accommodating party shall not by this Contract or acquiescence to the Exchange (i) have its rights under this Contract affected or diminished in any manner; (ii) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with Section 1031 of the Code; or (iii) be obligated to incur any expenses related to the Exchange.

11.         Rule of Construction Inapplicable.  The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Contract and that it has not been written solely by counsel for one party.  The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to or may be resolved against the drafting party shall not be employed in the interpretation of this Contract to favor either party against the other.

12.         Real Estate Commissions.  Each party hereto agrees to indemnify and hold harmless the other party from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding (except as set forth in Paragraph 8B of this Contract) alleged to have been made by such party or on its behalf with any broker or finder in connection with this Contract or the transaction contemplated hereby.

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13.         i2 Lease Termination Agreement.  Seller is currently negotiating a termination of the lease agreement between i2 and Seller with respect to the Property.  In the event Seller is unable to enter into a written termination agreement with i2 (the “i2 Lease Termination Agreement”) within five (5) business days of the effective date hereof, which agreement will permit Seller to make the representations in Section 3(a) of this Addendum, Seller may terminate this contract upon written notice to Buyer prior to the expiration of such five (5) business day period, in which event the parties shall have no further obligations to each other except those which expressly survive termination of this contract and the earnest money will be returned to Buyer.

14.         Contest of 2003 Property Taxes.  Seller intends to engage Deloitte & Touche to represent Seller in connection with a contest of 2003 ad valorem taxes assessed against the Property.  Seller shall provide to Buyer a copy of its agreement with Deloitte & Touche with respect to such representation (the “Contest Agreement”) promptly after such agreement is executed and in any event no later than ten days prior to the end of the Inspection Period.  Buyer shall be entitled to be advised from time to time about the status of the contest under the Contest Agreement, but Seller shall control the contest and shall have the exclusive right to give directions to Deloitte & Touche under the Contest Agreement and to make any settlement with the appraisal district and/or other taxing authority; provided, however, that Seller will not, without Buyer’s prior written approval in each case, give any such directions or make any settlement that is binding upon or purports to bind Buyer (1) with respect to taxes assessed against the Property or any part thereof for any year other than 2003, or (2) that involves a lesser reduction of the taxes assessed against, or the appraised value of, the Property because of a settlement of a contest of the taxes assessed against, or any appraised value of, another property.  If 2003 ad valorem taxes against the Property are reduced by reason of any contest made pursuant to the Contest Agreement, then the fees and expenses payable to Deloitte & Touche with respect to the Property (up to an amount not in excess of such reduction) will, for purposes of computing the pro ration of taxes under this Contract, be added to and treated the same as the 2003 ad valorem taxes against the Property.

15.         Adjustments to the Description of Personal Property.  The list of personal property set forth as Exhibit B to this Contract includes property Seller expects to acquire from i2.  Seller expects to finalize arrangements for such acquisition soon after this Contract is executed.  If Seller determines that changes to Exhibit B are required because of the final arrangements made between Seller and i2, Seller may provide a revised Exhibit B to this Contract to Seller no later than 5 business days after the effective date of this Contract, in which event the revised Exhibit B provided by Seller will replace and supercede the Exhibit B currently attached, and Buyer will continue to have the right during the Inspection Period to terminate this Contract if Buyer is not satisfied with the revised Exhibit.

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